Contact: J. Marc Lewis, Vice President-Investor Relations 305-406-1815 305-406-1886 fax marc.lewis@mastec.com	800 S. Douglas Road, 12th Floor Coral Gables, Florida 33134 Tel: 305-599-1800 Fax: 305-406-1960 www.mastec.com
For Immediate Release
MasTec Reports Second Quarter Earnings and Raises 2008 Guidance
•	Revenue Increases 19% over Second Quarter of 2007

•	EPS of $0.23 Beats Analyst Consensus Estimates of $0.21

•	Utilities Revenue Doubles over Second Quarter of 2007

•	Company Increases Guidance for the Balance of 2008
Coral Gables, FL (July 30, 2008) — MasTec, Inc. (NYSE: MTZ) today announced that for the quarter ended June 30, 2008, net income was $15.7 million, or $0.23 earnings per diluted share, on revenue of $305.0 million. This compares with net income of $15.9 million, or $0.24 per diluted share, on revenue of $256.3 million in the prior year quarter. Pro forma net income, excluding legacy legal issues which were excluded from our guidance, was $0.25 per diluted share compared with our previous guidance of $0.20 to $0.22. Financial results in the second quarter of 2008 included an additional legacy legal issue charge of $1.6 million, or $0.02 per diluted share.
Jose R. Mas, MasTec’s President and Chief Executive Officer, commented, “With revenue up 19%, we continue to see the positive effects of the diversification strategy that we laid out last year. Our efforts to grow our business with utilities customers is beginning to pay off as second quarter revenue for these customers doubled over last year. Utilities customers now make up 34% of revenue compared to 20% a year ago. These results were helped by our expansion into the wind and natural gas pipeline sectors, areas where we continue to see significant opportunities for growth.”
Mr. Mas added, “We are optimistic about the balance of the year and have increased our guidance for both revenue and earnings.”
In addition to the operational results, MasTec’s financial condition remains strong and the Company recently replaced its prior $150 million credit facility with an expanded facility that has a maximum borrowing capacity of $210 million, which can be increased to $260 million under certain conditions.
Due to the enhanced outlook for MasTec’s diversified business mix, the Company is increasing its guidance for the second half of the year. The Company now expects 2008 revenue to be in the range of $1.210 to $1.230 billion, an increase of 17 to 19 percent over 2007. Diluted earnings per share from continuing operations is expected to be between $0.88 and $0.92 per share, representing an increase of 31 to 37 percent over pro forma diluted earnings per share of $0.67 last year, not including a $39.3 million, or $0.58 per share, charge for legacy legal issues taken in the third and fourth quarters of 2007.

Additionally, the Company expects third quarter revenue to be between $340 and $350 million, an increase of 27 to 31 percent over 2007, with earnings per share from continuing operations expected to be between $0.30 and $0.32 per share, an increase of 67 to 78 percent over pro forma diluted earnings per share of $0.18 in the third quarter of last year, not including a $39.1 million, or $0.58 per share, charge for legacy legal issues taken in that period.
The Company’s guidance assumes continuation of today’s soft economy and is not dependent on a second half recovery. While no significant economic recovery is in our projections, the guidance assumes that the economy does not materially weaken and that fuel prices stabilize at current levels. Our guidance also does not include the impact of our legacy litigation, either positive or negative.
Management will hold a conference call to discuss results of operations for the quarter ended June 30, 2008 on Thursday, July 31, 2008 at 10:30 a.m. Eastern time. The call-in number for the conference call is (913) 312-1393 and the replay number is (719) 457-0820, with a pass code of 8939343. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company’s website at www.mastec.com.
Summary financials for the quarters are as follows:
Condensed Unaudited Consolidated Statement of Operations
(In thousands, except per share amounts)

	For the Three Months Ended
	June 30,
	2008	2007
Revenue	$305,034	$256,284
Costs of revenue, excluding depreciation	259,561	213,327
Depreciation	6,017	4,082
General and administrative expenses, including non-cash stock compensation expense of $1,105 in 2008 and $1,500 in 2007	19,966	20,234
Interest expense, net of interest income	3,656	2,120
Other income, net	(394)	(573)

Income from continuing operations before minority interest	16,228	17,094
Provisions for income taxes	407	—
Minority interest	—	1,035

Income from continuing operations	15,821	16,059

Loss from discontinued operations	(85)	(158)

Net income	$15,736	$15,901

Basic net income per share:
Continuing operations	$0.23	$0.24
Discontinued operations	—	—

Total basic net income per share	$0.23	$0.24

Basic weighted average common shares outstanding	67,207	65,854

Diluted net income per share:
Continuing operations	$0.23	$0.24
Discontinued operations	—	—

Total diluted net income per share	$0.23	$0.24

Diluted weighted average common shares outstanding	68,182	67,431

Condensed Unaudited Balance Sheets
(In thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Assets
Total current assets	$305,855	$367,407
Property and equipment, net	121,477	81,939
Goodwill	230,395	202,829
Deferred taxes, net	52,677	30,386
Securities available for sale	26,888	—
Other assets	25,545	28,188

Total assets	$762,837	$710,749

Liabilities and Shareholders’ Equity

Current liabilities	$212,267	$203,595
Other liabilities	30,955	32,310
Long-term debt	181,492	160,279
Total shareholders’ equity	338,123	314,565

Total liabilities and shareholders’ equity	$762,837	$710,749

Condensed Unaudited Statements of Cash Flows
(In thousands)

	For the Six Months
	Ended June 30,
	2008	2007
Cash flows from operating activities:
Net cash provided by operating activities	$13,896	$27,255
Net cash used in investing activities	(60,753)	(12,994)
Net cash provided by financing activities	19,531	27,200

Net increase (decrease) in cash and cash equivalents	(27,326)	41,461
Net effect of currency translation on cash	(7)	9
Cash and cash equivalents — beginning of period	74,288	35,282

Cash and cash equivalents — end of period	$46,955	$76,752

MasTec, Inc.
Reconciliation of Non-GAAP Disclosures- Unaudited

			Year Ended
	Three Months Ended		December 31,
	June 30, 2008	September 30, 2007	2007
GAAP — diluted earnings per share from continuing operations	$0.23	$(0.40)	$0.09
Charge for settlement of litigation, claims and other disputes	$0.02	$0.58	$0.58

Diluted earnings per share from continuing operations, excluding charge for settlement of litigation, claims and other disputes	$0.25	$0.18	$0.67

MasTec is a leading specialty contractor operating mainly throughout the United States across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication and utilities infrastructure systems. The Company’s corporate website is located at www.mastec.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenues, margins and earnings per share may differ from that projected; that we may be impacted by business and economic conditions affecting us or our customers, including economic downturns, reduced capital expenditures, consolidation and technological and regulatory changes in the industries we serve and increases in fuel, maintenance, materials and other costs; any liquidity issues related to our securities held for sale; material changes in estimates for legal costs or case settlements; adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers to terminate or reduce the amount of work, or in some cases prices paid for services under many of our contracts; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our recently sold DOT projects and assets; restrictions imposed by our credit facility and senior notes; the outcome of our plans for future operations, growth, and services, including backlog and acquisitions; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.